Exhibit 1.1

[Form of Underwriting Agreement for Debt Securities incorporating Kinder Morgan Energy Partners, L.P. Underwriting Agreement Standard Provisions dated March 1, 2007]

Kinder Morgan Energy Partners, L.P.

Underwriting Agreement

for Debt Securities

                        , 20

Kinder Morgan Energy Partners, L.P.

500 Dallas Street, Suite 1000

Houston, Texas 77002

Ladies and Gentlemen:

The underwriter or underwriters named below[, acting through                    , as representative(s) (the “Representatives”),] understand that Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), proposes to issue and sell $               aggregate principal amount of [Title of Securities] (the “Purchased Securities”), registered on Registration Statement No. 333-[                  ].

Subject to the terms and conditions set forth herein or incorporated by reference herein and referred to below, the Partnership hereby agrees to issue and sell and each underwriter named below (such underwriters collectively, the “Underwriters”), agrees, severally and not jointly, to purchase from the Partnership the respective principal amount of Purchased Securities set forth opposite such Underwriter’s name below at a purchase price equal to        % of the principal amount thereof [plus accrued interest on the Purchased Securities, if any, from                      , 20       to the date of payment and delivery].

Underwriter	Principal Amount	Underwriter	Principal Amount

Total: $

[The aggregate principal amount of Purchased Securities to be purchased by the several Underwriters may be reduced by the aggregate principal amount of Purchased Securities sold pursuant to delayed delivery contracts with institutional investors.]*

*              To be added only if delayed delivery contracts are contemplated.

The Underwriters will pay for such Purchased Securities (less any Purchased Securities sold pursuant to delayed delivery contracts) upon delivery thereof at [state location] at 10:00 a.m. New York time on [state date].

The Purchased Securities shall have the following terms:

Maturity:
Initial Price to Public:
Interest Rate:
Redemption Provisions:
Interest Payment Dates:
Sinking Fund:
Purchase Price:	% of the principal amount [plus accrued interest from , 20 to the date of payment and delivery]
Listing:
Date referred to in Section 6(m) of the Underwriting Agreement Standard Provisions:
[other terms]:

[The commission to be paid to the Underwriters in respect of Purchased Securities purchased pursuant to delayed delivery contracts arranged by the Underwriters shall be an amount equal to       % of the principal amount thereof.]*

All statements, requests, notices, communications and agreements hereunder shall be in writing, and if to the Partnership shall be delivered or sent by courier service, mail or facsimile transmission to it at 500 Dallas Street, Suite 1000, Houston, Texas 77002, Attention: Kimberly A. Dang, Vice President and Chief Financial Officer, Facsimile No. (713) 495-2818; and if to the Underwriters shall be delivered or sent by courier service, mail or facsimile transmission to the Underwriters, in care of                                         at                               , Attention:                                   , Facsimile No.                 [; provided, however, that if the foregoing address does not reflect the address of an individual Underwriter, any notice to that Underwriter pursuant to Section 7(d) of the Underwriting Agreement Standard Provisions shall be delivered or sent by courier service, mail or facsimile transmission to such Underwriter at its address set forth in its Underwriters’ Questionnaire, which address will be supplied to the Partnership upon request to the foregoing address].  Notice given by delivery or courier service shall be effective upon actual receipt.  Notice given by mail shall be effective upon actual receipt or, if not actually received, the third business day following deposit with the U.S. Post Office, first-class postage pre-paid and return receipt requested.  Notice given by facsimile transmission shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.

Unless otherwise provided herein, all the provisions contained in the document entitled Kinder Morgan Energy Partners, L.P. Underwriting Agreement Standard Provisions dated March 1, 2007, a copy of which was filed as an exhibit to Registration Statement No. 333-             , are hereby incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein.

For purposes of this Agreement, including the Underwriting Agreement Standard Provisions, the term “Applicable Time” shall mean [          ] [   ].m. (New York City time) on the date of this letter.

Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

[Name or names of Underwriter or Underwriters]

OR

[Name of Representative(s)]

By:
Name:
Title:
[Acting severally on behalf of [itself] [themselves] and the several Underwriters named above]

Agreed and Accepted:

KINDER MORGAN ENERGY PARTNERS, L.P.

By:	Kinder Morgan G.P., Inc.,
its general partner

	By:	Kinder Morgan Management, LLC,
its delegate

By:
Name:
Title:

Schedule I

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